Exhibit 21

                        INTERNET GOLD - GOLDEN LINES LTD.
                                  SUBSIDIARIES

NAME                                PLACE OF INCORPORATION   PERCENTAGE OF OWNERSHIP
----                                ----------------------   -----------------------
Internet Gold International Ltd.           Israel                     100%
Gold Mind Ltd.                             Israel                     100%
IG Vest Ltd.                               Israel                     100%
Internet Gold Tech-Holdings Ltd.           Israel                     100%
MSN Israel Ltd.                            Israel                      50.1%
Gold Trade Ltd.                            Israel                      50.1%